UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2024

Red Cat Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-40202 (Commission File Number)	88-0490034 (I.R.S. Employer Identification No.)

15 Ave. Munoz Rivera Ste 2200 San Juan, PR (Address of principal executive offices)	00901 (Zip Code)

Registrant’s telephone number, including area code: (833) 373-3228

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001	RCAT	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e)

Effective as of June 10, 2024, Red Cat Holdings, Inc. (the “Company”) entered into an Executive Employment Agreement (the “Agreement”) with Leah Lunger, the Company’s Chief Financial Officer. As described in the Company’s Current Report on Form 8-K filed on March 18, 2024, Ms. Lunger was previously appointed as the Company’s Interim Chief Financial Officer effective as of March 15, 2024. A summary of the material terms and conditions of the Agreement is set forth below.

Employment Term.  The term of the Agreement shall continue until June 10, 2026, unless earlier terminated pursuant to the Agreement, and shall be automatically renewed for successive one year periods thereafter, unless either party elects not to renew the Agreement.

Salary, Bonus and Incentive Opportunities. Ms. Lunger’s annual salary will be $230,000 and she will be eligible to receive an annual bonus of up to 50% of her annual salary upon the achievement of goals and objectives as determined by the Compensation Committee of the Board of Directors of the Company. Ms. Lunger will be eligible to participate in the Company’s 2019 Equity Incentive Plan (the “Plan”) and will also have the opportunity to receive awards in such amounts and pursuant to such terms as determined by the Company’s Board of Directors or Compensation Committee.

Initial Equity Grants. In connection with her appointment, Ms. Lunger will receive a one-time equity award issued under the Plan, consisting of 900,000 restricted stock units (the “Initial Award”). 150,000 shares of the Initial Award shall be vested upon grant; 64,286 shares of the Initial Award will vest (subject to Ms. Lunger’s continuous employment) on the 10th day following the close of each of the successive six (6) fiscal quarters; 64,284 shares of the Initial Award will vest (subject to Ms. Lunger’s continuous employment) on the 10th day following the close of the successive seventh (7th) fiscal quarter; and 300,000 Shares of the Initial Award will vest (subject to Ms. Lunger’s continuous employment) if and upon the Company’s filing of its Annual Report on Form 10-K for its year ended April 30, 2024, with the U.S. Securities and Exchange Commission, but only if such Annual Report on Form 10-K is filed timely for purposes of and as determined by the U.S. Securities and Exchange Commission. The Initial Award shall fully vest upon a Change in Control (as defined in the Plan) if Ms. Lunger has remained in continuous service with the Company through the Change in Control. In the event of a Change in Control within twelve (12) months following the cessation of Ms. Lunger’s service to the Company for any reason other than a Cause (as defined in the Agreement) event, the Company shall pay to Ms. Lunger, within thirty (30) days of such Change in Control, a cash sum equal to the value of the unvested Share Awards (as defined in the Agreement) that Ms. Lunger would have had as of the consummation of the Change in Control had they been held by Ms. Lunger at the time of the Change in Control.

Termination of Employment. If Ms. Lunger’s employment is terminated by the Company for Cause (as defined in the Agreement), Ms. Lunger will only be entitled to the Accrued Benefits (as defined in the Agreement) and all outstanding vested and unvested stock options and stock appreciation rights shall be then forfeited without consideration. If Ms. Lunger’s employment is terminated by the Company without Cause or by Ms. Lunger for Good Reason (as defined in the Agreement) the Company shall pay or provide to Ms. Lunger the Accrued Benefits and Separation Benefits (each as defined in the Agreement) provided, that Ms. Lunger executes a separation and release agreement prescribed by the Company and Ms. Lunger complies with her other obligations under this Agreement, the separation agreement, and all other obligations owed to the Company.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto, and which is incorporated herein by reference.

Item. 9.01. Financial Statements and Exhibits

Exhibit No.	Description
10.1	Executive Employment Agreement, between Leah Lunger and the Company, dated June 10, 2024
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED CAT HOLDINGS, INC.

Dated: June 14, 2024	By:	/s/ Jeffrey Thompson
Name: Jeffrey Thompson
Title: Chief Executive Officer